Exhibit 99.1

FOR US DISTRIBUTION ONLY
January 19, 2012	Trading Symbol: LXRP-OTCQB

Lexaria Reports 29% Annual Increase in Proved Oil Reserves

(Kelowna, BC: January 19, 2012) - Lexaria Corp. (the "Company” or “Lexaria") announces, for the second consecutive year, a significant increase in proved oil reserves at the Belmont Lake oil field located in Mississippi. Compared to one year earlier, Lexaria achieved:

......Proved barrels of oil increased by 34,620, or 29%

......Undiscounted future net cash flows increased by $4,184,777 or 58%

......Discounted (10%) future net cash flows increased by $1,689,379 or 26%

“For the second year in a row we are reporting a substantial increase in our proved oil reserve base,” said Chris Bunka, President. “We are pleased to continue adding value for our shareholders through this increase in oil reserves and we will attempt to multiply these increases in 2012 and beyond.”

These Proved reserves do not include any valuation for the Company’s 130,000 acre land base; for any Probable reserves; for any Possible reserves; nor for any other Company assets outside of the Proved oil reserves located at Belmont Lake, Mississippi. Lexaria has filed a Form 8K with the Securities and Exchange Commission detailing the increased proved reserves.

The Company transitioned in 2009 from a mix of 21% natural gas and 79% oil then, to 100% oil in 2010 and 2011. This shift in strategy allowed the Company to enjoy stronger cash flows as a result of the high oil prices as compared to lower natural gas prices. The highlights of the proved oil reserves as of October 31, 2010, are as follows:

	2011 Oct 31	2010 Oct 31

Proved OIL Barrels	155,790	121,170
Cash Flow Undiscounted	$11,460,477	$7,275,700
Cash Flow Discounted @ 10%	$8,071,571	$6,382,192

Lexaria will continue to strategically position itself to maximize cash flows from operations and build shareholder value.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, Chairman

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/President
(250) 765 6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake “look-alike” fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the Company will build additional oil reserves.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.